Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated July 23, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting (which report expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) included in the Annual Report of Uroplasty, Inc. on Form 10-K for the year ended March 31, 2013.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Uroplasty, Inc. on Forms S-8 (File Nos. 333-137410, 333‑137409 and 333-107110) and on Form S-3 (File No. 333-167274).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
July 23, 2013